EXHIBIT 99.1

NEWS	CONTACT: Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc. 818.379.8500
terrimac@bibicoff.com

ACORN FACTOR, INC.
ANNOUNCES OFFERING BY EQUITY AFFILIATE

MAHWAH, NJ, OCTOBER 5, 2006 - Acorn Factor, Inc. (formerly Data Systems & Software Inc.) (OTCBB: ACFN) announced today that Comverge, Inc., an equity affiliate in which it holds an approximate 24% equity interest, has filed a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering of shares of its common stock. The offered shares will be sold by Comverge and, if the underwriters exercise their over-allotment option by certain selling stockholders, Comverge plans to use the net proceeds from the offering to finance current and future capital requirements of its VPC™ contracts, to finance research and development, to repay indebtedness, to fund any cash consideration for future acquisitions and for other general corporate purposes. Comverge will not receive any proceeds from the sale of shares by selling stockholders.

The underwriters of the offering will be Citigroup Global Markets Inc., as sole book-running manager of the offering, and Cowen and Company, LLC, RBC Capital Markets Corporation and Pacific Growth Equities, LLC as co-managers. The number of shares to be offered and the price range for the offering have not yet been determined. The offering will be made only by means of a prospectus. When available, a copy of the preliminary prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, N.Y., 11220, (718) 765-6732, fax (718) 765-6734.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Acorn Factor, Inc.:

Acorn Factor, Inc., formerly Data Systems & Software Inc., is a holding company which currently maintains an equity position in Comverge, Inc. - a leading provider of clean energy solutions that enhance grid reliability and enable electric utilities to increase available electric capacity.

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10/05/06